Exhibit 8.78

HARBOR FUNDS DISTRIBUTORS, INC.

111 South Wacker Drive, 34th Floor

Chicago, Illinois 60606

Telephone (877) 242-0614 Facsimile (866) 842-8568

INSTITUTION’S FUND/SERV AGREEMENT

Harbor Funds Distributors, Inc. (“HFD”) is the principal underwriter of the shares of beneficial interest (“Shares”) of each class of each series of Harbor Funds (the “Trust”) (each series, a “Fund” and collectively, the “Funds”), which includes Shares of classes of the Funds that have no front-end load, deferred sales charge or other asset-based fee for sales or distribution, and which have been designated as “clean shares” by HFD (“Clean Shares”).  HFD invites American United Life Insurance Co. ( “You”) to serve as a limited purpose agent to receive and transmit instructions and confirmations regarding the purchase and redemption of Shares of any of the Funds set forth on Exhibit A attached hereto on the following terms.  Kindly acknowledge your willingness to become subject to the following terms by completing and signing the last page of this Institution’s Fund/SERV Agreement (this “Agreement”) and returning it to HFD.

1.              LIMITED AGENCY APPOINTMENT AND ACCEPTANCE

On behalf of each Fund, the Trust hereby authorizes and instructs HFD to appoint, and pursuant to such instructions HFD hereby appoints, you as a limited purpose agent solely for purposes of receiving and accepting instructions in proper form from the persons designated to direct investment of your customers’ assets (“Instructions”) from which are derived orders for purchases and redemptions of Shares (“Orders”).  You hereby accept such appointment on the terms set forth herein.

You may engage one or more affiliates, subcontractors or agents to receive or accept Instructions on your behalf, provided, however, that no such engagement will relieve you of your duties, responsibilities, obligations, agreements or liabilities under this Agreement.

Except as provided herein, you shall not hold yourself out to the public or engage in any activity as our agent or an agent of the Funds or HFD, or as distributor of Shares.  Nothing contained herein shall be deemed to constitute or create a partnership, association, or joint venture or, except as set forth in this section, agency relationship with you.

With respect to all transactions in Clean Shares, you: (i) may only act on an agency basis on behalf of your customers; (ii) shall not act (A) as principal for your own account or (B) as a “dealer,” “underwriter” or “principal underwriter” (as such terms are defined for purposes of the Investment Company Act of 1940, as amended (the “1940 Act”)) and (iii) shall not undertake or perform any acts or functions that would cause you to be such a dealer, underwriter or principal underwriter.

2.              ORDER, SETTLEMENT AND REDEMPTION PROCEDURES

(a)         You shall offer and sell Shares only at the public offering price (before imposition of any commission), which is the net asset value per Share next determined by the Fund after receipt by you of the purchase order in good order as prescribed herein.  You shall accept orders for the purchase or redemption of Shares on behalf of your customers only at each Fund’s net asset value next determined by the Fund after receipt by you of the purchase or redemption order (before imposition of any commission).  Except as permitted by applicable law, you agree not to purchase any Shares from your customers at a price lower than the redemption or purchase prices then computed by the Funds.

(b)         You shall accept Orders derived from Instructions on each day that the New York Stock Exchange is open for business ( each a “Business Day”) and, upon your acceptance of such Orders, communicate such acceptance to your customers.  Both parties agree to process all orders for the purchase and redemption of Shares by you via the National Securities Clearing Corporation (“NSCC”) Fund/SERV system.  Each party agrees to adhere to all applicable rules and regulations promulgated by the NSCC.  Orders transmitted through Fund/SERV shall be processed and settled in accordance with Fund/SERV procedures and this Agreement.  To the extent that the Fund/SERV procedures differ from the terms of this Agreement, the terms of this Agreement shall be controlling.

(c)          You agree that:

(i)             Orders Received Prior to 4 p.m. Eastern Time Under normal circumstances, the close of trading on the New York Stock Exchange on each Business Day is 4:00 p.m. Eastern time (the “Close of Trading”).  Orders derived from Instructions received by you prior to the Close of Trading on any Business Day (“Day 1”) shall be transmitted by you via the NSCC Fund/SERV system for receipt by the Trust or its designee by 7:00 a.m. Eastern time on the next Business Day (“Day 2”) (such orders are referred to herein as “Day 1 Trades”).  Day 1 Trades shall be effected at the net asset value of the applicable Fund’s Shares calculated as of the Close of Trading on Day 1; and

(ii)          Orders Received After 4 pm Eastern Time Orders derived from Instructions received by you after the Close of Trading on Day 1 shall be transmitted by you via the NSCC Fund/SERV system for receipt by the Trust or its designee by 7:00 a.m. Eastern time on the second Business Day following Day 1 (“Day 3”) (such orders are referred to herein as “Day 2 Trades”).  Day 2 Trades shall be effected at the net asset value of the applicable Fund’s Shares calculated as of the Close of Trading on Day 2.

(d)         Settlement for all trades shall occur on the trade date plus one day basis.

(e)          The Trust or its designee shall settle all net redemption transactions in accordance with Fund/SERV procedures, which shall be no later than the close of the Federal Reserve Wire Transfer System on Day 2 with respect to Day 1 Trades or Day 3 with respect to Day 2 Trades.  You agree to use your best efforts to notify HFD when you receive net redemption Orders which exceed $500,000 for any one Fund.  With respect to planned redemption requests which you become aware of and which may exceed $500,000 for any one Fund, you agree to work in good faith with HFD to attempt to minimize any potential adverse effect to the Fund from such redemption.

(f)           On any Business Day when the Federal Reserve Wire Transfer System is closed, all communication and processing rules will be suspended for the settlement of purchases or redemptions.  Such transactions will be settled on the next Business Day on which the Federal Reserve Wire Transfer System is open.  These transactions will be processed at the Share prices for the applicable Fund determined as of the Close of Trading on the Business Day on which the transactions were effected.

(g)          If you fail to make payment for purchase Orders as required by all applicable rules and regulations promulgated by NSCC and if the Trust or its designee does not otherwise receive payment for said purchase Orders, HFD may cancel the sale or liquidate the Shares forthwith at the then prevailing net asset value without any responsibility or liability on the part of HFD or the Funds.  You agree that you shall be liable for any loss or expense, including loss of profit or interest expense, suffered by HFD or the Funds resulting from your failure to make payment as aforesaid.

(h)         The Fund or its agent shall send via the NSCC Fund/SERV system daily confirmations of all trades to you no later than the day following the communication of the purchase or redemption order to the Trust or its designee.

(i)             HFD understands that you may charge a reasonable fee (no part of which will be received by HFD or the Funds) to your customers for effecting the transaction; provided that: (i) you disclose in advance to your customers (A) the amount of such fee and (B) that direct transactions in Shares may be accomplished by the customer without incurring such fee; (ii) the nature and amount of the fees you charge your customers, and the times at which the fees are collected, will be determined by you consistent with your obligations under applicable law; and (iii) you shall make such disclosures as are required by applicable law regarding the fees you charge and the capacity in which you act with respect to such transactions.

(j)            Share certificates will not be issued.

(k)         You shall not transmit to HFD, and HFD will not accept, any conditional orders for the purchase or redemption of Shares.

(l)             The procedures relating to the handling of all purchases, redemptions and the computation of each Fund’s net asset value are subject to the terms of the applicable Fund’s then current prospectus (as supplemented from time to time), which prospectus incorporates by reference such Fund’s statement of additional information (together, the “Prospectus”) and new account application, and such written instructions that HFD may from time to time furnish to you.  The minimum purchase amount of Shares shall be the applicable minimum amount described in the Prospectus and no order for less than such amount will be accepted by you hereunder.

(m)     For those Funds which assess a redemption fee, you shall determine whether a redemption fee shall be applied to the redemption or exchange of shares of such Funds by your customers in the manner set forth in the then current prospectus for the Fund.  If you determine that a redemption fee would apply to any particular redemption or exchange transaction, you shall withhold from the net amount of the redemption that would otherwise be remitted to your customers, the amount of the redemption fee calculated in the manner set forth in the then current prospectus for the Fund and shall remit the aggregate amount of such redemption fees to the respective Funds monthly.

(n)         The Funds’ transfer agent, Harbor Services Group, Inc. (the “Transfer Agent”) has executed and delivered to the NSCC a Networking Agreement, dated March 29, 2000 (the “Networking Agreement”).  As a condition precedent to the transmission of data regarding shareholders in the Funds via the NSCC’s NETWORKING system, you hereby agree to become a “Firm” party to, and to be bound by, the Networking Agreement, as supplemented or amended from time to time.

(o)         Each NETWORKING account shall be subject to the minimum initial and subsequent investment requirements specified in the Funds’ Prospectus.

3.              GENERAL

(a)         Each party shall notify the other of any errors, omissions or interruptions in, or delay or unavailability of, the means of transmittal of Orders as promptly as possible.  If the NSCC Fund/SERV system is unavailable for any reason, orders, confirmations and trade corrections shall be transmitted via electronic media or facsimile.

(b)         If the impact of processing transactions received from all sources is deemed to be injurious to the Trust or one or more of the Funds, an officer of the Trust in his or her sole discretion may direct HFD:

(i)                  to reject the purchase portion of any such transaction;

(ii)               to pay redemptions by distribution in-kind of securities (instead of cash); or

(iii)            to request that said redemptions or purchases of a large nature be averaged over a period of time.  This arrangement will be governed by and superseded by changes in the Prospectus without terminating this Agreement.

(c)          Each party may agree to participate in the NSCC Networking system by executing a separate NSCC Networking Supplement to this Agreement and Instrument of Accession to Networking Agreement.

(d)         You acknowledge that the Funds are long• term investment vehicles and that excessive trading by some shareholders raises the cost of operating a Fund for the remaining shareholders.  You further understand that shareholders with market timing strategies or an established pattern of frequent exchanges between Funds are not welcome as investors in the Fund.  Without limiting any other rights of the Funds and to the extent permissible under applicable law, you acknowledge that if a pattern of market timing is demonstrated by activity in an account, the Funds have the right to deny future purchases of a Fund by the account holder involved.  You represent and warrant that you have and will maintain policies and procedures to detect and prevent market timing activities by account holders.  Moreover, if a pattern of significant redemptions and repurchases over a short period of time occurs in an account with respect to one or more of the Funds, you will notify HFD regarding the activity of the subject account and the identity of the account holder involved.  Based on the pattern and amounts of the activity relative to the account size and in accordance with applicable law, the Funds will render a decision to us whether the account holder will be permitted to purchase additional shares of the Funds.

(e)          You understand and agree that, as distributor for shares of the Trust, HFD is not liable to the Trust or any one or more of the Funds for payment for purchases of shares of the Trust by you under this Agreement.

(f)           All expenses you incur in connection with your activities under this Agreement shall be borne by you.

(g)          Any information provided by HFD to you electronically through Fund/SERV and pursuant to this Agreement, shall satisfy the delivery obligations as outlined by SEC Rule 10b-10; and, as such, HFD has your informed consent to suppress the delivery of this information using paper media.  You agree to promptly verify accuracy of confirmations of transactions and records received by HFD through Fund/SERV.

4.              REPORTS

(a)         HFD shall provide copies of the Prospectus for distribution to your customers in connection with their initial purchases of Shares as requested by you from time to time and you shall distribute such Prospectuses in accordance with applicable law.

(b)         You shall timely deliver to each of your customers, who is a shareholder of a Fund, all reports and other documents relating to that Fund as HFD or the Funds may from time to time provide to you for distribution to shareholders.  In the event you wish to order additional Prospectuses or other materials, HFD agrees to provide the same at cost plus a reasonable handling charge.

(c)          With the exception of (i) listings of product offerings and (ii) such information or materials as HFD or the Funds may provide to you, you shall not furnish to any person or display or publish any information or materials in which HFD or a Fund are named (including without limitation sales literature, advertisements or promotional material or any other similar material).  All other materials in which HFD or the Funds are named must be approved by HFD in writing prior to your distribution or display to the public.

(d)         In the event that your account with any Fund represents more than 5% of the outstanding Shares of that Fund, HFD may request that you confirm its status as a shareholder of record and confirm whether any of your customers own beneficially more than 5% of the outstanding shares of that Fund through your account.  For this purpose, HFD will indicate in its inquiry the number of Shares that equal 5% of the outstanding Shares.  You agree to reply promptly to any such inquiries.

(e)          Upon your request, HFD shall inform you of the states and other jurisdictions in which the Shares are currently qualified for sale to the public.  HFD has no obligation to register or qualify, or to maintain registration or qualification of, any Fund’s Shares in any state or other jurisdiction.  HFD has no responsibility, under the laws regulating the sale of securities in any U.S. or foreign jurisdiction, for the qualification or status of persons employed or engaged by you for the purpose of selling Shares or for the manner of your or such person’s sale of Shares.  Except as stated in this paragraph, HFD is not liable or responsible for the issue, form, validity, enforceability and value of such Shares or for any matter in connection therewith, and no obligation not expressly assumed by HFD in this Agreement shall be implied.  Nothing in this Agreement, however, shall be deemed to be a condition, stipulation or provision binding any person acquiring any security to waive compliance with any provision of the Securities Act of 1933, or of the rules and regulations of the Securities and Exchange Commission (the “Commission”), or to

relieve the parties hereto from any liability they may otherwise have arising under the Securities Act of 1933.

(f)           You agree to provide to HFD (or to any agent designated by HFD) upon request, such information concerning your customers who beneficially own Shares as HFD reasonably concludes is necessary for HFD to fulfill its obligations under this Agreement and as HFD or the Funds shall reasonably conclude is necessary to enable the Funds to comply with applicable federal and state securities laws, including state Blue Sky laws.  “Blue Sky laws” are applicable state laws requiring the registration of all securities offerings and sales, as well as stock brokers and brokerage firms, in those respective states.

(g)          You agree to provide HFD all necessary information to comply properly with all federal, state and local reporting and backup withholding requirements for its accounts.  You represent and agree that all Taxpayer Identification Numbers (TINs) provided are certified, and that no account which requires a certified TIN will be established without such certified TIN.

(h)         You agree to assist each Fund and use due diligence in the mailing of shareholder communications and proxy materials including the solicitation of proxy votes; and if necessary, supply each Fund, upon request, the name, address and account number of each account holder who is an owner of Fund shares.

5.              YOUR REPRESENTATIONS, WARRANTIES AND COVENANTS

You represent, warrant and covenant that:

(a)         You have full power and authority to enter into and to perform your duties and obligations under this Agreement;

(b)         You are not a broker-dealer and are not a member of the Financial Industry Regulatory Authority, Inc.

(c)          You have all material licenses, permits, authorizations and registrations necessary under applicable federal and state securities laws to perform your obligations under this Agreement and will comply with all applicable federal and state securities and fiduciary laws, and all other rules and regulations that now or may become applicable to you in carrying out your duties hereunder;

(d)         You agree to notify HFD promptly in the event that you are for any reason unable to perform legally any of your obligations under this Agreement or if any material license, permit, authorization or registration is suspended or revoked and agree that termination or suspension of any required license, permits, authorizations or registrations to do business by any state or federal regulatory agency, at any time shall immediately terminate this Agreement;

(e)          Your system of internal accounting control has no material inadequacies or weaknesses;

(f)           You have policies and procedures in place to ensure that the Orders received by you prior to the Close of Trading are segregated from Orders received by you after the Close of Trading, and that such Orders received after the Close of Trading are properly transmitted to HFD or its designee for execution at the net asset value calculated as of the next Close of Trading following receipt of such Orders.  You further represent that you have designed and implemented procedures to provide reasonable assurance that your policies with regard to the receipt and processing of Orders are complied with, and that such procedures either prevent or detect on a timely basis instances of noncompliance with the policy over the receipt and processing of Orders; and

(g)          Your representations, warranties and covenants are deemed to be made on the date of this Agreement and on the date of each purchase or redemption order that you place with HFD in Fund shares.

6.              ANTI-MONEY LAUNDERING COMPLIANCE

With respect to anti-money laundering compliance, you represent and warrant that:

(a)         You are acting on behalf of your customers in your dealings with the Trust, the Funds, HFD and the Transfer Agent (the “Fund Parties”);

(b)         You have established policies and procedures designed to prevent and detect money laundering, including processes to meet the anti-money laundering requirements of the USA PATRIOT Act and the rules and regulations promulgated thereunder;

(c)          You have identified, and will continue to identify, the customers for whom you act and the sources of funds for all customers for whom you act and will retain all documentation, as may be required, necessary to identify those customers and the source of funds;

(d)         You do not believe, and have no reason to believe, that any customers for whom you act are engaged in money laundering activities or are associated with any terrorist or other individuals, entities, or organizations sanctioned by the United States or the jurisdictions in which you do business; and

(e)          You will notify HFD in the event you believe, or have reason to believe, that any of the customers for whom you act are engaged in money laundering activities or are associated with any terrorist or other individuals, entities or organizations sanctioned by the United States or the jurisdictions in which you do business.

7.              HFD’S REPRESENTATIONS, WARRANTIES AND COVENANTS

HFD represents, warrants and covenants that:

(a)         HFD has full power and authority to enter into and to perform its duties and obligations under this Agreement;

(b)         HFD is a member in good standing of the Financial Industry Regulatory Authority (“FINRA”) and is registered as a broker/dealer with the Commission, and HFD has all other material licenses, permits, authorizations and registrations necessary under applicable federal and state securities laws to perform its obligations under this Agreement; and

(c)          HFD will comply with the rules of FINRA (including without limitation the Conduct Rules), applicable federal and state securities and fiduciary laws, and all other rules and regulations that now or may become applicable to HFD in carrying out its duties hereunder.

8.              SHAREHOLDER INFORMATION PURSUANT TO RULE22C-2

Rule 22c-2 under the 1940 Act requires the Trust (or its transfer agent or principal distributor on its behalf) to enter into an agreement with each financial intermediary that maintains an account in the Fund(s) on behalf of its customers which requires the financial intermediary to, among other things, (i) provide the Trust with access to shareholder identification and transaction information upon request, and (ii) execute directions from the Trust to restrict or prohibit any further purchases or exchanges of Fund shares by a shareholder identified by the Fund as having violated the Fund’s market timing or excessive trading policies.

(a)         Agreement to Provide Information.  You agree to provide the Trust or its designee, upon written request, the taxpayer identification number (“TIN”), if known, of all Shareholder(s) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by you during the period covered by the request.  In the case of a non-U.S. Shareholder where a TIN is not available, you agree to provide an international taxpayer identification number or similar government issued identifier for such non-U.S. shareholder.

(b)        Period Covered by Request.  Requests must set forth a specific period, not to exceed 180 days from the date of the request, for which transaction information is sought.  The Trust or its designee may request transaction information older than 180 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

(c)          Indirect Intermediaries.  If requested by the Trust, you agree to use best efforts to determine promptly whether any specific

Shareholder, about which you have provided the Trust the requested information, is itself a financial intermediary.  Upon further written request by the Trust, you agree to (i) provide (or arrange to provide) to the Trust or its designee the requested information for each Shareholder who holds an account with that indirect intermediary, or (ii) restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, Fund Shares.  In such instance, you agree to inform the Trust or its designee whether you plan to perform (i) or (ii).  For purposes of this provision, an “indirect intermediary” has the same meaning as in Rule 22c-2.

(d)         Form and Timing of Response.  You agree to transmit the requested information to the Trust or its designee promptly, but in any event not later than 10 business days, after receipt of a request.  To the extent practicable, the format for any transaction information provided to the Trust or its designee should be consistent with the NSCC Standardized Data Reporting Format.

(e)          Limitations on Use of Information.  HFD, on its behalf and on behalf of the Trust, agrees not to use the information received pursuant to this Section 8 for marketing or any other similar purpose without your prior written consent.

(f)           Trading Restrictions.

(i)   Agreement to Restrict Trading. You agree to execute written directions from the Trust or its designee to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through your account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

(ii)   Form of Directions.  Directions must include the TIN, if known, and the specific restriction(s) to be executed.  If the TIN is not known, the directions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the direction relates.

(iii)   Timing of Response.  You agree to execute directions as soon as reasonably practicable, but not later than five business days after you have received the directions.

(iv)   Confirmation by Intermediary.  You must provide written confirmation to the Trust or its designee that the directions have been executed.  You agree to provide confirmation as soon as reasonably practicable, but not later than 10 business days after the instructions have been executed.

(g)          Definitions. For purposes of this Section 8:

(i)    The term “Trust” includes the Trust’s principal distributor and transfer agent.  The term not does include any “excepted funds” as defined in Rule 22c-2(b) under the 1940 Act.  The Trust shall notify you in writing if any of the Funds ( other than any money market fund and the Harbor Short Duration Fund which shall always be considered an “excepted fund” for purposes of this Agreement) would be considered “excepted funds” for purposes of this Agreement.

(ii)    The term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by the intermediary in nominee name.  If your customer is a retirement plan (the “Plan”), the term “Shareholder” means the Plan participant notwithstanding that the Plan may be deemed to be the beneficial owner of Shares.

(iii)    The term “written” or “writing” includes electronic writings and facsimile transmissions.

9.              INDEMNIFICATION

(a)         Each party hereto (the “Indemnitor”) agrees to indemnify and hold harmless the others, including their respective affiliates, and each of their current and former directors, trustees, officers, employees and agents (the “Indemnitees”), against any losses, claims, damages, liabilities or expenses to which the Indemnitees may become subject insofar as such losses, claims, damages, liabilities or expenses ( or actions in respect thereof) do not arise out of or are not based upon any negligent act or omission in performing its duties under this Agreement, any failure by the Indemnitor to comply with the terms of this Agreement or any breach by the Indemnitor of any representation, warranty or covenant in this Agreement. The Indemnitor will reimburse the Indemnitees for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim or action.  This indemnity agreement will be in addition to any other remedies which the Indemnitees may otherwise have and shall survive the termination of this Agreement.  If any third party threatens to commence or commences any action for which the Indemnitor may be required to indemnify the Indemnitee, the Indemnitee shall promptly give notice thereof to the Indemnitor.  The Indemnitor shall be entitled, at its own expense and without limiting its obligations to indemnify the Indemnitee, to assume control of the defense of such action with counsel selected by the Indemnitor, which counsel shall be reasonably satisfactory to the Indemnitee.  If the Indemnitor assumes the control of the defense, the Indemnitee may participate in the defense of such claim at its own expense.  The Indemnitor may not settle or compromise the liability of the Indemnitee in such action or consent to or permit the entry of any judgment in respect thereof without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld.  It is further understood that no third party, including without limitation, any customer, is intended to be made a third party beneficiary of the provisions of this Section 9.

(b)         In addition to the indemnification provisions set forth in subsection (a) above, in consideration of HFD liquidating, exchanging and/or transferring Shares for your customers without the use of original or underlying documentation supporting such instructions ( e.g., a signature guarantee) via NSCC’s Fund/SERV system, you agree to indemnify HFD against any losses, including reasonable attorneys’ fees, that may arise from such liquidation, exchange and/or transfer of shares upon your direction.  You represent and warrant to the Funds and HFD that all such transactions shall be properly authorized by your customers.

10.       CONFIDENTIALITY

Each party:

(a)         Shall keep confidential all proprietary data, software, processes, information and documentation provided by the other party (“Proprietary Information”) by using the same care and discretion used with respect to its own confidential property and trade secrets; and

(b)         Shall request others to which each party makes permitted disclosures to keep confidential such Proprietary Information.

(c)          Agrees that any Nonpublic Personal Information, as the term is defined in the Gramm-Leach-Bliley Act and/or Regulation S-P (“Reg S-P”) of the Securities and Exchange Commission, that may be disclosed hereunder is disclosed for the specific purpose of permitting the other party to perform the services set forth in this Agreement.  Each party agrees that, with respect to such information, it will comply with the Gramm-Leach-Bliley Act and/or Reg S-P and that it will not disclose any Nonpublic Personal Information received in connection with this Agreement to any other party, except to the extent required to carry out the services set forth in this Agreement or as otherwise permitted by law.

11.       SECURITY

Each party acknowledges that it is its own responsibility to assure that only its authorized persons use its respective internal systems on its behalf; provided, however, that each party shall only be liable hereunder for use of its respective systems by unauthorized persons who have obtained access thereto as a result of the bad faith or willful misconduct of such party or any of its officers or employees.

12.       DISPUTE RESOLUTION

In the event of a dispute concerning any provision of this Agreement, either party may require the dispute to be submitted to binding arbitration under the commercial arbitration rules of FINRA or the American Arbitration Association.  Judgment upon any arbitration award may be entered by any state or Federal court having jurisdiction.

13.       MISCELLANEOUS

(a)         This Agreement may be amended by HFD at any time upon not less than 10 days written notice to you; provided, however, HFD may require settlement of the purchase price by you on up to a trade date basis, effective immediately upon notice to you from HFD.  Your placement of an order to purchase or redeem Shares or acceptance of payment of any kind from HFD after the effective date and receipt of notice of such amendment shall constitute your acceptance of the amendment.

(b)         This Agreement shall become effective as of the date of HFD’s acceptance and shall continue in effect until terminated upon 30 days advance written notice by either party of such termination.  A trade placed by you subsequent to the termination of this Agreement will not serve to reinstate this Agreement.  Reinstatement will only be effective upon written request by you and written acceptance by HFD.

(c)          This Agreement shall not be assigned by either party without the written consent of the other party, provided, however, that your consent shall not be required with respect to any assignment by HFD to any affiliate or to a purchaser of all or substantially all of HFD’s stock or HFD’s assets through purchase, merger, consolidation or otherwise.

(d)         This Agreement may be executed in several counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

(e)          The headings in this Agreement are for reference only and shall not affect the interpretation or construction of this Agreement.

(f)           Shares are offered pursuant to the Funds’ Prospectus.  To the extent that the Prospectus contains terms that are inconsistent with the terms of this Agreement, the terms of the Prospectus shall be controlling.  No person is authorized to make representations concerning the Shares except those contained in the Prospectus.  This Agreement and the Prospectus contain the entire understanding of the patties as to the subject matter hereof and supersede any prior agreements, whether written or oral.  For all purposes herein, references to “Agreement” or “herein” shall mean this Agreement and the NSCC Networking Supplement, if any.

(g)          This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Illinois, without giving effect to the principles of conflicts of law thereof.

(h)         The terms of Sections 2(g), 9, 10 and 13(g) shall survive the termination of this Agreement.

(i)             Each party may enter into agreements similar to this Agreement with other organizations.

(j)            All notices and other communications hereunder shall be in writing and shall be delivered by hand, telecopier, overnight courier or certified mail: (i) if to HFD at the following address:

Harbor Funds Distributors, Inc.

Attn: Legal Department

111 South Wacker Drive, 34th Floor

Chicago, Illinois 60606

Telephone:   (800) 422-1050

Facsimile:     (866) 862-6890

or (ii) if to you at your address set forth on the signature page of this Agreement. Notices provided in accordance with this section shall be deemed delivered at the time of delivery if delivered by hand, by telecopier or by overnight mail or two business days after deposit in the mail.

(k)         It is understood that each Fund is a series of the Trust, a Delaware business trust, and that the declaration of trust of the Trust refers to its Trustees collectively as Trustees and not individually or personally, and that neither the shareholders of any Fund nor the Trustees or officers of the Trust shall be personally liable hereunder. No Fund shall be liable for the liabilities of any other Fund.  All persons dealing with a Fund must look solely to the property of that Fund for enforcement of any claims against that Fund.

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EXHIBIT A

Harbor Funds

Institutional Share Class

Each publicly available Fund in the Harbor family of no-load mutual funds that offers this class of shares.*

Retirement Share Class

Each publicly available Fund in the Harbor family of no-load mutual funds that offers this class of shares, which have been designated as “Clean Shares” by HFD*

*Excluding the series of Harbor Funds designated as the Harbor Target Retirement Funds (as of the date of this Agreement: Harbor Retirement Income Fund, Harbor Target Retirement 2015 Fund, Harbor Target Retirement 2020 Fund, Harbor Target Retirement 2025 Fund, Harbor Target Retirement 2030 Fund, Harbor Target Retirement 2035 Fund, Harbor Target Retirement 2040 Fund, Harbor Target Retirement 2045 Fund, Harbor Target Retirement 2050 Fund and Harbor Target Retirement 2055 Fund).

SIGNATURE PAGE TO INSTITUTION’S FUND/SERV AGREEMENT

Name of Institution:	American United Life
(Please Print or Type Name)

By:	/s/ Steven Kofkoff
(Authorized Signature of Institution)

Name:	Steven Kofkoff
(Please Print or Type)

Title:	VP, Finance
(Please Print or Type)

Date	7/24/19

Address:	One American Square P.O. Box 368
(Number and Street)

	Indianapolis	IN	46206
	(City)	(State)	(Zip Code)

Telephone Number:	317 285 1618

Facsimile Number:

Company E-mail:	Terry.Burns@oneamerica.com

TO BE COMPLETED BY HARBOR FUNDS DISTRIBUTORS, INC.

Accepted:	Harbor Funds Distributors, Inc.
DocSigned by:

	By:	/s/ Erik D. Ojala
8COFBF308410430...

	Title:	EVP

	Date:	7/26/2019